EXHIBIT 10.14
Office Lease Amendment (1921 Gallows Road, Vienna Virginia) commencing January 1, 2008

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the "Third Amendment") is made and entered into this 14th day of May, 2007 (the "Effective Date"), by and between TYSONS INTERNATIONAL LAZA I & II, L.P., a Delaware limited partnership ("Landlord") and CONVERA TECHNOLOGIES, INC., a Delaware corporation ("Tenant").
W I T N E S S E T H:
WHEREAS, pursuant to that Office Lease Agreement dated March 4, 1999 (the "Original Lease"), 485 Properties, LLC ("Original Landlord") leased to Excalibur Technologies Corporation ("Original Tenant") and Original Tenant leased from Original Landlord the "Original Premises," comprising approximately 18,691 square feet of total Gross Rentable Area ("GRA"), as more particularly described in the Original Lease, and located on the second (2nd), fourth (4th) and seventh (7th) floors in that "Building" having an address of 1921 Gallows Road, Vienna, Virginia 22182, such Building being "Tower II" of a two-building multi-story office and retail "Project" now known as "Tysons International Plaza";

WHEREAS, Original Landlord and Tenant, as successor-in-interest by merger with Original Tenant, entered into that certain First Amendment to Lease dated August 1, 2001 (the "First Amendment"), whereby the parties amended the Original Lease to expand the Original Premises to include additional GRA comprising approximately 1,811 square feet on the second (2nd) floor of the Building (the "Additional Premises");

WHEREAS, the Original Premises as expanded by the Additional Premises comprised approximately 20,502 of GRA;

WHEREAS, Original Landlord and Tenant entered into that certain Second Amendment to Lease dated October 22, 2004 (the "Second Amendment"), whereby (i) the Original Premises was reduced by approximately 7,566 square feet of GRA (the "Returned Premises") to 13,172 square feet of GRA (which includes an additional 236 square feet of GRE per Section 4 of the Second Amendment), the entirety of which is located on the second (2nd ) floor of the Building, and (ii) the Term was extended through December 31, 2007;

WHEREAS, the term "Premises" as used herein shall mean the Original Premises as expanded by the Additional Premises and as reduced by the Returned Premises, comprising approximately 13,172 square feet of GRA (subject to adjustment as provided in Section 3 of this Third Amendment);

WHEREAS, the term "Lease" as used herein shall mean the Original Lease as amended by the First Amendment and the Second Amendment;

WHEREAS, Landlord has succeeded to the interest of Original Landlord as landlord under the Lease; and
WHEREAS, the parties desire to further extend the Term of the Lease and to adjust the square feet of GRA comprising the Premises in connection therewith, all as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby covenant and agree as follows:

1. INCORPORATION OF RECITALS
The foregoing recitals are hereby incorporated herein and made a part hereof by this reference.

2. LEASE TERM
Subject to the terms set forth in this Third Amendment, the Term of the Lease is hereby further extended for a period (the "Second Extended Term") of one (1) year and eight (8) months, commencing on January 1, 2008 (the "Second Extended Term Commencement Date") and ending on August 31,2009 (the "Expiration Date").

3. PREMISES
In connection with the re-measurement of the Building in accordance with the ANSI/BOMA Z65.l-1996 Standard Method of Measurement, effective as of the Second Extended Term Commencement Date, the Premises is hereby stipulated and agreed to comprise 14,186 square feet of GRA.

4 BASE RENT
Commencing on the Second Extended Term Commencement· Date, the Base Rent payable by Tenant to Landlord during the Second Extended Term shall be as follows:

 Period Monthly Base Rent Annual Rental Rate (psf of GRA)

January 1, 2008 through December 31, 2008 $43,149.08 $36.50

January 1, 2009 through August 31, 2009 $44,449.47 $37.60

Notwithstanding the foregoing and provided Tenant is not then in default of the Lease as hereby amended, Landlord hereby agrees to abate and forgive the payment of the monthly Base Rent for the first one and one-half (1.5) full calendar months following the Second Extended Term Commencement Date.

5. TENANT'S OPERATING COSTS CHARGE AND TENANT'S TAXES
During the Second Extended Term, Tenant shall continue to pay Additional Rent for Tenant's Taxes and Tenant's Operating Costs Charge (based upon the GRA Fraction and GRA Tax Fraction, as adjusted pursuant to the change in the GRA comprising the Premises pursuant to the provisions of Section 3 above), in such manner and at such times as is otherwise set forth in the Lease; provided, however, that the Base Year for the Second Extended Term shall be the calendar year 2007.

6. RENT PAYMENTS
Rent and Additional Rent payments due under the Lease as hereby amended shall continue to be paid in the intervals and manner required under the Lease as hereby amended, except that as of the Effective Date of this Third Amendment, all checks shall be made payable to "Tysons International Plaza I & II, L.P.," and delivered to P.O. Box 905450, Charlotte, N.C. 28290-5450 (or if by FedEx, UPS or other overnight delivery to JP Morgan Chase, 806 Tyvola Road, Suite 108, Charlotte, N.C. 28217, Attn: Tysons International Plaza I & II, L.P., Lockbox 905450), or to such other payee or payment address as Landlord may direct from time to time.

7. IMPROVEMENTS TO THE PREMISES
Tenant shall retain possession of the Premises in its "as-is" condition, and Landlord shall have no obligation to perform or pay for any work, improvements or alterations in or to the Premises in connection with this Third Amendment.

8.	SECURITY DEPOSIT
Landlord and Tenant hereby acknowledge that the balance of the Security Deposit currently held by Landlord under the Lease is Seventy-One Thousand Two Hundred Dollars ($71,200.00), which is in the form of an initial letter of credit number 934521-A issued on May 13, 1999, by NationsBank, together with Bank of America (as successor-in-interest to NationsBank) amendments thereto dated February 16, 2001 and December 22, 2004 (as amended, the "Letter of Credit"). Concurrently with Tenant's execution and delivery of this Third Amendment, Tenant shall also deliver to Landlord an amendment to the Letter of Credit in form reasonably satisfactory to Landlord which amends the Letter of Credit as follows (such amendment being hereinafter called the "LC Renewal Amendment"): (i) names "Tysons International Plaza I & II, L.P., and its successors and assigns" as beneficiary at the following address - c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, 7th Floor, New York, New York 101ll, Attn: Chief Financial Officer; (ii) names "Convera Technologies, Inc." as applicant; and (iii) changes the expiration date to October 31, 2009 (i.e., sixty (60) days following the expiration of the Second Extended Term). Landlord shall continue to hold the Letter of Credit as amended by the LC Renewal Amendment as the Security Deposit throughout the Second Extended Term.

9.	PARKING
During the Second Extended Term, Tenant shall continue to have the right to contract for parking spaces in the Parking Garage in accordance with the terms and conditions of the Lease as hereby amended.

10.	OPERATING HOURS
As of the Effective Date of this Third Amendment, Section 5.2 of the Original Lease is hereby modified to reflect that the current Saturday operating hours for the Building are from 9:00 a.m. to 1:00 p.m

11. RENEWAL OPTION

Landlord and Tenant hereby acknowledge and agree that Section 9 of the First Amendment is null and void and of no further force or effect, and Tenant shall have no right or option to further extend the Term beyond the Second Extended Term.

12. NOTICES
As of the Effective Date of this Third Amendment, the Lease is hereby modified to provide that all notices or other communications to Landlord shall be sent to the following addresses: to Landlord c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, 7th Floor, New York, New York 10111, Attn: Chief Financial Officer, with a duplicate to Landlord, c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, 7th Floor, New York, New York 10111, Attn: Chief Legal Officer, with a further duplicate to Landlord through July 31, 2007 c/o Tishman Speyer Properties, L.P., 1775 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006, Attn: Regional Manager and Property Manager, and from and after August 1, 2007 to Landlord c/o Tishman Speyer Properties, L.P., 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, Attn: Regional Manager and Property Manager.

13. BROKERS
Landlord and Tenant each represent and warrant one to another that, except as hereinafter set forth, neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Third Amendment. Tenant represents that it has employed Newmark Knight Frank, LLC, as its broker; Landlord represents that it has employed Cassidy & Pinkard, Inc., as its broker, and further agrees to pay the commissions accruing to each identified broker pursuant to certain outside agreement(s). Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

14. MULTIPLE/COUNTERPART ORIGINALS
This Third Amendment may be executed in multiple and/or counterpart originals, each of which shall be deemed an original hereof.

15. RATIFICATION
This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns (except as expressly otherwise provided in the Lease), and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. Defined terms used in this Third Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease. Except as expressly amended by this Third Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect. In the event of an inconsistency between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, the terms and provisions of this Third Amendment shall control.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as an instrument under seal, as of the day and year first hereinabove written.

LANDLORD:

TYSONS INTERNATIONAL PLAZA I & II, L.P.,
A Delaware limited partnership

By: /s/ Paul A. Galliano
Name: Paul A. Galliano
Title: Senior Managing Director

TENANT:

CONVERA TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/Matthew G. Jones
Name: Matthew G. Jones
Title: Chief Financial Officer